Exhibit 99.1

5151 San Felipe

Houston, TX 77056

(713) 861-2500

Goodman Global Completes Merger with Hellman & Friedman

HOUSTON, February 13, 2008 – Goodman Global, Inc. (NYSE: GGL), a leading manufacturer of residential and light commercial heating, ventilation and air-conditioning equipment, announced today that it has completed its merger with an affiliate of private equity firm Hellman & Friedman LLC.

“This transaction represents a significant step for the Company,” said Charles Carroll, President and Chief Executive Officer of Goodman. “We look forward to this partnership with Hellman & Friedman. Our combined resources will support and enhance Goodman’s demonstrated ability to deliver both outstanding value and exceptional performance to the residential and light commercial HVAC marketplace.”

At a special meeting of stockholders held on January 11, 2008, stockholders representing a majority of common shares outstanding voted in favor of the merger. Under the terms of the merger agreement, Goodman stockholders will receive $25.60 in cash for each outstanding share of stock, without interest. As a result of the merger, it is expected that February 13, 2008 will be the last day of trading in shares of Goodman Global common stock, ticker symbol “GGL”, on the New York Stock Exchange.

The merger consideration and refinancing of previously existing debt, approximately $2.7 billion, was provided by affiliates of Hellman & Friedman and through financing arranged by Barclays Capital, Calyon New York Branch, GE Commercial Finance and certain vehicles managed by GSO Capital Partners LP and Farallon Capital Management, L.L.C.

Goldman, Sachs & Co. and J.P. Morgan Securities Inc. acted as advisors to Goodman’s Board of Directors in connection with the transaction. O’Melveny & Myers LLP and Simpson Thacher & Bartlett LLP served as legal advisors to Goodman and Hellman & Friedman, respectively.

About Goodman

Houston-based Goodman Global, Inc. is the second-largest domestic unit manufacturer of heating, ventilation and air conditioning products for residential and light-commercial use. Goodman’s products are predominantly marketed under the Goodman®, Amana® and Quietflex® brand names,

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Goodman Completes Merger with Hellman & Friedman

and are sold through company-operated and independent distribution networks with more than 850 distribution points throughout North America. For more information about Goodman, visit www.goodmanglobal.com.

Amana® is a trademark of Maytag Corporation and is used under license to Goodman Company, L.P. All rights reserved.

About Hellman & Friedman LLC

Hellman & Friedman LLC is a leading private equity investment firm with offices in San Francisco, New York and London. The Firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including business services, asset management, information services, media, energy and healthcare. Since its founding in 1984, Hellman & Friedman has raised and, through its affiliated funds, managed over $16 billion of committed capital and is currently investing its sixth partnership, Hellman & Friedman Capital Partners VI L.P., with over $8 billion of committed capital. Other recent investments include: Catalina Marketing Corporation, Kronos Incorporated, Sheridan Healthcare, Inc., Gartmore Investment Management plc, IRIS Software Group Limited, LPL Holdings, Inc., DoubleClick, Inc., The Nasdaq Stock Market, and Texas Genco LLC.

Contacts:

Goodman

Richard Bajenski

(713) 263-5059

richard.bajenski@goodmanmfg.com

Hellman & Friedman

Steve Bruce/Pen Pendleton/Monica Everett

The Abernathy MacGregor Group

212-371-5999

sb@abmac.com

pwp@abmac.com

mce@abmac.com

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